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                                                                    EXHIBIT 99.1

                       [EOTT ENERGY PARTNERS LETTERHEAD]


                        FOR FURTHER INFORMATION CONTACT:
                            Media Relations Contact:
                                   Wade Gates
                                  713.993.5152

                   EOTT ANNOUNCES EXPECTATIONS FOR SEC FILINGS

HOUSTON, May 16 -- EOTT Energy Partners, L.P. (NYSE: EOT) today announced that it expects to file with the Securities and Exchange Commission ("SEC") its 2001 Annual Report on Form 10-K on or about May 24, 2002, followed by the filing of its Quarterly Report on Form 10-Q for the first quarter of 2002. The delay of the announcement of EOTT's 2001 results stemmed from events and circumstances surrounding Enron's bankruptcy, including the unexpected resignation of EOTT's former auditors, and efforts to appoint the new independent directors who now comprise EOTT's audit committee.

Excluding the previously disclosed $29.1 million non-cash write-off of the value assigned to the storage and tolling contracts with Enron Gas Liquids, Inc.
(EGLI), a wholly owned subsidiary of Enron that is in bankruptcy, EOTT expects net income for 2001 of $13.8 million, or $0.49 per unit.

For the first quarter of 2002, a net loss of $2.3 million, or $0.08 per unit, is expected compared to net income of $5.3 million, or $0.19 per unit, for the first quarter of 2001, before the cumulative effect of accounting changes. Operating cashflow -- that is, net income (loss) excluding depreciation and amortization -- totaled $6.8 million for the first quarter of 2002. Although first quarter 2002 results are below the comparable period for the prior year, they reflect the impact of (i) reduced volumes from the planned turnaround of the MTBE facility, (ii) significantly weaker market conditions being experienced in the crude oil gathering industry compared to the prior year period and (iii) reductions in marketing activities and lease volumes purchased and transported due to increased requests for credit from our suppliers, primarily as a result of the Enron bankruptcy.

Earnings releases for full year 2001 and first quarter 2002 results will be issued with the related SEC filings. A conference call to discuss 2001 and 2002 first quarter results and full year expectations will be scheduled upon the release of first quarter results.

EOTT Energy Partners, L.P. is a major independent marketer and transporter of crude oil in North America. EOTT transports most of the lease crude oil it purchases via pipeline, which includes 8,000 miles of active intrastate and interstate pipeline and gathering systems. In addition, EOTT owns and operates a hydrocarbon processing plant and a natural gas liquids storage and pipeline grid system. EOTT Energy Corp. is the general partner of EOTT with headquarters in Houston. EOTT's Internet address is www.eott.com . The Partnership's Common Units are traded on the New York Stock Exchange under the ticker symbol "EOT".

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although EOTT Energy Partners, L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing of the completion of EOTT's 2001 audit and related work.

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